UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): October 18, 2017

NEUROCRINE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22705	33-0525145
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12780 El Camino Real, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 617-7600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On October 18, 2017, David-Alexander C. Gros, M.D. resigned as the President, Chief Operating Officer and interim Chief Financial Officer of Neurocrine Biosciences, Inc. (the “Company”), effective as of October 19, 2017. Dr. Gros has agreed to remain as an employee of the Company until December 31, 2017, at which time his employment with the Company will terminate and he will receive the severance benefits described in his Employment Agreement dated January 4, 2017, subject to the conditions set forth therein.

“D.A. shares a love and respect for Neurocrine, where he has been a valued member of our senior team. He made important contributions during his tenure, in particular during our recent successful financing and the launch of INGREZZA. We wish him well in his future endeavors,” said Kevin C. Gorman, Chief Executive Officer of the Company.

(c)    In connection with the resignation of Dr. Gros, effective October 19, 2017, Dr. Gorman was appointed as the Company’s interim Chief Financial Officer. No additional compensation will be provided to Dr. Gorman in connection with his service as the Company’s interim Chief Financial Officer. A biography of Dr. Gorman is provided in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 21, 2017.

While the Company conducts its external search to identify a new executive to assume Dr. Gros’ duties, the Company’s former Chief Financial Officer, Timothy Coughlin, will support the organization until a new individual has been recruited and hired. Mr. Coughlin served as the Company’s Chief Financial Officer from September 2006 to February 2017, during a period of substantial growth for the Company and has continued to advise the Company during 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROCRINE BIOSCIENCES, INC.

Dated: October 19, 2017

	By:	/s/ Darin M. Lippoldt
Darin M. Lippoldt
Chief Legal Officer